DISTRIBUTION AGREEMENT

FOR

ALGER NEXT GEN GROWTH FUND

This Distribution Agreement (the “Agreement”) is made as of December 16, 2025, by and between Alger Next Gen Growth Fund (the “Fund”), a Delaware statutory trust, and Fred Alger & Company, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), having filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement (as defined below) on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act;

WHEREAS, the Fund may rely on an exemptive order received from the SEC, which permits the Fund to offer multiple classes of shares (the “Order”);

WHEREAS, pursuant to the Order, the shares of beneficial interest of the Fund (“Shares”) may be divided into several classes; and

WHEREAS, the Fund desires to retain the Distributor as principal underwriter for the sale and distribution of Shares of each class of the Fund, and the Distributor is willing to act as principal underwriter for the sale and distribution of Shares of each class of the Fund;

WHEREAS, the Fund has approved a Distribution and Servicing Plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) with respect to Class A Shares of the Fund; and

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Appointment

The Fund hereby appoints the Distributor as the exclusive distributor for Shares of the Fund, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2. Solicitation of Sales and Other Services

2.1  Solicitation of Sales. The Fund grants to the Distributor the right to sell Shares of the Fund authorized for issue at a price based on the applicable net asset value (“NAV”), in accordance with the Prospectus of the Fund, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the 1940 Act, and the rules and regulations of the SEC. The Distributor agrees to hold itself available to receive and process orders for such Shares in the manner described in the Prospectus or as otherwise agreed between the Fund and the Distributor from time to time. The Distributor agrees to use its best efforts to perform the services contemplated in this Agreement on a continuous basis.

2.2  Transmission of Orders, Maintenance of Records. The Distributor will transmit promptly any orders received by the Distributor for the purchase of Shares to the Fund’s transfer agent (the “Transfer Agent”) and maintain records of both orders placed with the Distributor and confirmation of acceptance furnished by the Distributor. In addition, the Distributor will maintain a record of the instructions given to the Fund to implement the delivery of its Shares.

2.3  Other Services. Without limiting the foregoing, the Distributor will perform the additional services set forth herein.

3. Definitions

Wherever they are used herein, the following terms have the following respective meanings:

3.1  “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Fund under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

3.2  “Registration Statement” means the registration statement (including the Prospectus) most recently filed from time to time by the Fund with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

3.3  All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement.

4. Services as Distributor

4.1  The Distributor will act as agent for the distribution of the Shares as set forth in the Registration Statement and in accordance with the provisions thereof.

4.2  The Distributor agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price, as determined in accordance with the Registration Statement, and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. The Distributor agrees to bear all selling expenses, including the cost of printing prospectuses and statements of additional information and distributing them to prospective shareholders.

4.3  All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Shares shall comply with the Registration Statement, the instructions of the Fund’s investment adviser, Fred Alger Management, LLC (the “Adviser”), and the Board of Trustees of the Fund (the “Board” with the members thereof, the “Trustees”), the Fund’s

Declaration and Agreement of Trust, any current and future exemptive orders received by the Fund from the SEC or other regulatory body, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA.

4.4  The Distributor agrees that: (i) except as otherwise noted in the Registration Statement, all Shares sold by the Distributor shall be sold at the offering price (which is the NAV thereof as described in paragraph 6.3 hereof) plus any applicable sales charge as described in the Fund’s then-current Registration Statement, and (ii) the Fund shall receive 100% of such offering price.

4.5  The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the Registration Statement or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor’s use. The Distributor shall be entitled to rely on information provided to it by the Fund and its respective service providers, including the Adviser, reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Fund or the Fund’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, by reason of its reckless disregard of its obligations and duties under this Agreement or otherwise not acting in accordance with the standards set forth herein.

4.6  The Distributor shall ensure that all direct requests for Prospectuses, Statements of Additional Information, product descriptions, periodic fund reports and proxy voting policies, as applicable, are fulfilled. The Distributor will make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (ii) as may otherwise be required by the SEC. The Distributor agrees to bear all costs associated with printing Prospectuses, Statements of Additional Information, marketing and advertising materials, and all other such materials provided by the Fund and its respective service providers.

4.7  The Distributor agrees to make available, at the Fund’s request, one or more members of its staff (including senior staff members) to attend meetings of the Board in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board including, without limitation, annual Section 15(c) responses, a quarterly Distributor update report and such other reporting materials as may be requested by the Board or the Adviser for periodic review.

4.8  The Distributor shall: review and approve as principal all marketing and advertising materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder, or other applicable rules or regulation, or as otherwise reasonably requested by the Fund or the Adviser. The parties anticipate that the uploading of marketing and advertising materials by the Adviser, the review, comment and sign-off by Distributor, posting of

FINRA comment and response letters and all other activities associated with the foregoing will generally occur through FINRA’s web portal (the “Web Portal”). All such marketing and advertising materials must be approved, in writing or via the Web Portal, by the Adviser and Distributor prior to use. In addition, the Distributor agrees that it shall use its best efforts to obtain from the Adviser, and the Fund agrees to use its reasonable best efforts to cause the Adviser to provide to the Distributor, all marketing and advertising materials, including FINRA comment and response letters, in electronic format, and make such materials available via the Web Portal as soon as reasonably practicable after the effective date.

4.9  The Distributor shall not offer any Shares and shall not accept any orders for the purchase or redemption of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Fund’s obligation to redeem any Shares in accordance with provisions of the Prospectus or Registration Statement.

4.10  The Distributor shall operate a call center on behalf of the Fund and provide personnel at its offices that are acceptable to the Fund to respond to telephone inquiries from Fund shareholders and prospective shareholders during such times as mutually agreed, which shall be no less than standard business hours on the East coast. The Distributor shall keep records of shareholder telephone calls and correspondence and replies thereto, and of the lapse of time between receipt of such substantive telephone calls and correspondence and the making of replies.

4.11  The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act unless any such records are earlier surrendered as provided below. The Distributor agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request by the Fund or the Adviser; provided that Distributor may retain all records or, if permissible, copies of all records that it is required to maintain as a broker-dealer pursuant to applicable FINRA and SEC rules and regulations. Records may be surrendered in either written or machine-readable form, at the option of the Fund or the Adviser. Upon the reasonable request of the Fund or the Adviser, copies of any such books and records shall be provided by the Distributor to the requesting party. The Distributor shall assist the Fund and its agents or, upon approval of the Board, any regulatory or self-regulatory body, in any requested review of the Fund’s books and records, and reports by the Distributor, its independent accountants or other independent reviewer concerning its order processing system and such books, records, reports and system will be open to such entities for audit or inspection upon reasonable request.

4.12  The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Fund’s Chief Compliance Officer (“CCO”) or Board.

4.13  The Distributor shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Distributor’s control. The Distributor shall enter into and shall maintain in effect at all times during the term of this Agreement a business continuity plan, including internal systems or arrangements with appropriate parties making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Fund; (ii) emergency use of electronic data processing equipment to provide services under this Agreement; and (iii) extended remote working circumstances. Upon reasonable request, the Distributor shall discuss with the Fund, the Fund’s CCO, or the Board any business continuity/disaster recovery plan of the Distributor and/or provide presentations regarding such plan.

4.14  The Distributor shall at all times act in good faith and without willful misfeasance, gross negligence or bad faith and agrees to exercise the care and expertise of a leading provider of distribution services in carrying out the provisions of this Agreement and use all reasonable efforts (or such higher standard set forth herein) in performing the services under this Agreement.

4.15  The Distributor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

4.16  Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next business day, unless otherwise required by law.

4.17  The Distributor acknowledges that, whenever in the judgment of the Fund’s officers such action is warranted for any reason, including, without limitation, market, economic or political conditions, those officers may decline to accept any orders for, or make any sales of, the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

5. Compensation

5.1  Subject to applicable law and as requested by the Fund, the Fund will be offered by registered investment advisers and, additionally, by qualified dealers with whom the Distributor shall have entered into agreements (such financial intermediaries, together with such registered investment advisers, being referred to collectively herein as “Financial Intermediaries”). The Distributor may enter into agreements, in form and substance satisfactory to the Fund, with Financial Intermediaries, providing for such Financial Intermediaries to sell Shares of the Fund. The Distributor may compensate Financial Intermediaries for services they provide under such agreements with (i) any applicable sales charge described in the Fund’s Prospectus, (ii) any payments made pursuant to the Plan, or (iii) other payment from the Distributor’s or its affiliates’ own resources as the Distributor or its affiliates may determine from time to time. Payment of any such sales charge or other payment shall be the sole obligation of the Distributor, provided that the Distributor shall not be obligated to make any payment pursuant to the Plan unless the Distributor has received a corresponding payment from the Plan. The form of any agreement in which payments are made pursuant to the Plan, and the compensation to be paid thereunder, shall be approved by the Board. The Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with Financial Intermediaries.

5.2  As promptly as possible after the last day of each month that this Agreement is in effect, the Fund may pay shareholder servicing fees to the Distributor for ongoing servicing and/or maintenance of shareholder accounts at an annual rate of up to 0.25% of the average daily net assets allocable to the Class A Shares of the Fund, such payments to be in addition to any other payments described in this Agreement and authorized by other provisions of the Plan, and to be made in each case only out of the assets allocable to the Fund’s Class A Shares. The shareholder servicing fee shall be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts and to cover an allocable portion of overhead and other Distributor and Financial Intermediary office expenses related to the servicing and/or maintenance of shareholder accounts, or for such other purpose as may be permitted under the then current Plan.

5.3  Each written request for reimbursement under paragraph 5.2 shall be directed to the Treasurer of the Fund and shall show in reasonable detail the expenses incurred by the Distributor.

5.4  The Distributor shall prepare and deliver reports to the Treasurer of the Fund, for review by the Board, on a regular, at least quarterly, basis showing the distribution expenses expected to be incurred in the ensuing quarter pursuant to this Agreement and the Plan and the purposes therefor. The Distributor shall also prepare and deliver reports to the Treasurer of the Fund, for review by the Board, on a regular, at least quarterly, basis, showing the distribution expenses actually incurred in the past quarter, as well as any supplemental reports as the Board, from time to time, may request.

5.5  The Distributor acknowledges that the payments contemplated by paragraphs 5.1 and 5.2 are subject to the approval of the Board, that the Fund is not contractually obligated to make such payments in any amount or at anytime, including those in reimbursement of Distributor expenses and interest thereon incurred in a prior month or year, and that payments with respect to a particular class of shares of the Fund may be terminated by vote of a majority of the Shares of that class of that Fund.

6. Duties of the Fund

6.1  The Fund agrees to execute at its own expense any and all documents, to furnish any and all information and to take any other actions that may be reasonably necessary in connection with the qualification of the Shares for sale in those states that the Distributor may designate.

6.2  The Fund shall furnish from time to time, for use in connection with the sale of the Shares, such information reports with respect to the Fund and the Shares as the Distributor may reasonably request, all of which shall be signed by one or more of the Fund’s duly authorized officers; and the Fund warrants that the statements contained in any such reports, when so signed by one or more of the Fund’s officers, shall be true and correct. The Fund shall also furnish the Distributor upon request with: (a) annual audits of the Fund’s books and accounts made by independent public accountants regularly retained by the Fund, (b) semiannual unaudited financial statements pertaining to the Fund, (c) quarterly earnings statements prepared by the Fund, (d) a monthly itemized list of the securities in the Fund, (e) monthly balance sheets as soon as practicable after the end of each month and (t) from time to time such additional information regarding the Fund’s financial condition as the Distributor may reasonably request.

6.3  The Fund agrees to supply to the Distributor, promptly after the time or times at which the Fund’s NAV is determined, a statement of the NAV of each class of Shares, determined in the manner set forth in the Fund’s Prospectus.

7. Representations and Warranties

The Fund represents to the Distributor that all Registration Statements, Prospectuses and Statements of Additional Information filed by the Fund with the SEC under the 1933 Act and the 1940 Act have been prepared in conformity with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the SEC thereunder. The Fund represents and warrants to the Distributor that any registration statement, prospectus and statement of additional information, when such registration statement becomes effective, will include all statements required to be contained therein in conformity with the 1933 Act, the 1940 Act, any exemptive orders, and the rules and regulations of the SEC; that all statements of fact contained in any registration statement, prospectus or statement of additional information will be true and correct when such registration statement becomes effective; and that neither any registration statement nor any prospectus or statement of additional information when such registration statement becomes effective will include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares of the Fund. The Distributor may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any prospectus of additional information as, in the light of future developments, may, in the opinion of the Distributor’s counsel, be necessary or advisable. The Fund shall not file any amendment to any registration statement or supplement to any prospectus or statement of additional information without giving the Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

8. Indemnification

8.1  The Fund agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that the Distributor, its officers and directors, or any such controlling person, may incur under the 1933 Act, the 1940 Act or common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any prospectus or any statement of additional information, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated in any registration statement, any prospectus or any statement of additional information, or necessary to make the statements in any of them not misleading; provided, however, that the Fund’s agreement to indemnify the Distributor, its officers or directors, and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of or based upon any statements or representations made by the Distributor or its representatives or agents other than such statements and representations as are contained in any registration statement, prospectus or statement of additional information and in such financial and other statements as are furnished to the Distributor pursuant to paragraph 6.2 hereof; and further provided that the Fund’s agreement to indemnify the Distributor and the Fund’s representations and warranties hereinbefore set forth in paragraph 7 shall not be deemed to cover any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the Distributor’s reckless disregard of its obligations and duties under this Agreement. The Fund’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person, as aforesaid, is expressly conditioned upon the Fund being notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by electronic mail or similar means of same day delivery (with a confirming copy by mail) addressed to the Fund at its principal office in New York, New York and sent to the Fund by the person against whom such action is brought, within ten days after the summons or other first legal process shall have been served. The failure so to notify the Fund of any such action shall not relieve the Fund from any liability that the Fund may have to the person against whom such action is brought by reason of any such untrue or alleged untrue statement or omission or alleged omission otherwise than on account of the Fund’s indemnity agreement contained in this paragraph 8.1. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Fund and approved by the Distributor. In the event the Fund elects to assume the defense of any such suit and retain counsel of good standing approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not approve of counsel chosen by the Fund, the Fund will reimburse the Distributor, its officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses or any counsel retained by the Distributor or them. The Fund’s indemnification agreement contained in this paragraph 8.1 and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and directors, or any controlling person, and shall survive the delivery of any of the Shares. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of the controlling persons and their successors. The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against the Fund or any of its officers or Trustees in connection with the issuance and sale of any of the Shares.

8.2  The Distributor agrees to indemnify, defend and hold the Fund, its several officers and Trustees, its agents and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that the Fund, its officers or Trustees or any such controlling person may incur under the 1933 Act, the 1940 Act or common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its officers or Trustees or such controlling person resulting from such claims or demands shall arise out of or be based upon (a) any unauthorized sales literature, advertisements, information, statements or representations or (b) any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund and used in the answers to any of the items of the registration statement or in the corresponding statements made in the prospectus or statement of additional information, or shall arise out of or be based upon any omission or alleged omission to state a material fact in connection with such information furnished in writing by the Distributor to the Fund and required to be stated in such answers or necessary to make such information not misleading. The Distributor’s agreement to indemnify the Fund, its officers and Trustees, and any such controlling person, as aforesaid, is expressly conditioned upon the Distributor being notified of any action brought against the Fund, its officers or Trustees, or any such controlling person, such notification to be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by electronic mail or similar means of same day delivery (with a confirming copy by mail) addressed to the Distributor at its executive office in New York, New York and sent to the Distributor by the person against whom such action is brought, within ten days after the summons or other first legal process shall have been served. The Distributor shall have the right of first control of the defense of such action, with counsel of its own choosing, satisfactory to the Fund, if such action is based solely upon such alleged misstatement or omission on the Distributor’s part, and in any other event the Fund, its officers or Trustees or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability that the Distributor may have to the Fund, its officers or Trustees, or to such controlling person by reason of any such untrue or alleged untrue statement or omission or alleged omission otherwise than on account of the Distributor’s indemnity agreement contained in this paragraph 8.2. The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the issuance and sale of any of the Shares.

9. Effectiveness of Registration

None of the Shares shall be offered by either the Distributor or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of the Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph 9 shall in any way restrict or have an application to or bearing upon the Fund’s obligation to redeem its shares from any shareholder in accordance with the provisions of the Fund’s Prospectus or articles of incorporation.

10. Notice to the Distributor

The Fund agrees to advise the Distributor immediately in writing:

(a)  of any request by the SEC for amendments to the Registration Statement then in effect or for additional information;

(b)  in the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(c)  of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement then in effect or that requires the making of a change in such Registration Statement in order to make the statements therein not misleading; and

(d)  of all actions of the SEC with respect to any amendment to any registration statement, prospectus or statement of additional information which may from time to time be filed with the SEC.

11. Duration, Termination, and Amendment

11.1  This Agreement shall become effective on the date first set forth above and shall remain in effect for up to two years from such date and thereafter from year to year provided such continuance is specifically approved at least annually prior to each anniversary of such date by (a) Board approval or by vote at a meeting of shareholders of the Fund of a “majority of the outstanding voting securities,” as defined under the 1940 Act and (b) by approval of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund.

11.2  This Agreement may be terminated (a) by the Distributor at any time without penalty by giving ninety (90) days’ written notice to the Fund (which notice may be waived by the Fund); or (b) by the Fund, at any time without penalty upon ninety (90) days’ written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Fund, shall be directed or approved in the same manner as required for continuance of this Agreement by paragraph 11.1.

12. Limitation of Liability

This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

13. Choice of Law

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreement to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

14. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

15. No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

ALGER NEXT GEN GROWTH FUND

By:	/s/ Hal Liebes
Hal Liebes

Accepted and Agreed:

FRED ALGER & COMPANY, LLC

By:	/s/ Hal Liebes
Hal Liebes